SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 13, 2003

Levi Strauss & Co.
(Exact name of registrant as specified in its charter)

DELAWARE	333-36234	94-0905160
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1155 Battery Street
San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 501-6000

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

Attached hereto as Exhibit 99.1 is a copy of Levi Strauss & Co.’s press release dated January 13, 2003 titled “Levi Strauss & Co. Announces Fourth-Quarter and Fiscal 2002 Financial Results.”

ITEM 7. EXHIBIT.

99.1	Press Release dated January 13, 2003.

ITEM 9. REGULATION FD DISCLOSURE.

On January 13, 2003, the company presented its fourth quarter and fiscal 2002 financial results. In connection with such presentation, the company also publicly provided the following information, which is hereby furnished and not filed pursuant to Regulation FD.

The company confirmed that it anticipates that constant currency net sales for 2003 will increase between 2% to 5%, but that it expects that the majority of the growth will come in the second half of the year. It also stated that it expects the first half of 2003 to be challenging, especially in light of the weak global retail environment. The company also confirmed that it expects to maintain gross margins in the range of 40% to 42%, reflecting cost savings associated with its 2002 plant closures as well as the recharacterization of $40 to $50 million of postretirement health benefits from cost of goods sold to marketing, administrative and general expenses. It also expects marketing, general and administrative expenses as a percent of sales in 2003 to be in the range of 32% to 34%, up only slightly from 2002.

The company elaborated on its previously announced anticipated range of full year 2003 adjusted EBITDA margins (defined as EBITDA before net restructuring charges and related expenses as a percentage of sales) of 10.5% to 12.5% by stating that it expects first half adjusted EBITDA margins to be in the mid-to-high single digits, primarily as a result of increased sales, marketing and supply chain investments relating to its expected entry into the mass channel in the third quarter. In addition, as it sources product to prepare for the mass channel launch, it expects working capital, primarily inventories, will be higher than normal in the first half of the year. It expects second half adjusted EBITDA margins and working capital to improve from the first half of the year as it begins generating revenues from the mass channel.

The company expects capital expenditures for fiscal 2003 to be around $70 million and the cash requirement for plant closures to be about $70 million.

With respect to preliminary unaudited information for 2002, the company stated that it generated $192 million in cash flow from operating activities in 2002, compared to $142 million in 2001.

This document contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the company’s anticipated sales performance and trends; gross margins and adjusted EBITDA margins; new product introductions; marketing and advertising initiatives; the impact of plant closures; and other matters. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. The company uses words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended 2001, especially in the Risk Factors and Management’s Discussion and Analysis sections, its most recent Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on the company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. The company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this document to reflect circumstances existing after the date of this document or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2003

LEVI STRAUSS & CO.

By:	/s/ WILLIAM B. CHIASSON
William B. Chiasson Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 13, 2003

4